Exhibit 99.1

OneSpaWorld Reports Fourth Quarter and Fiscal Year 2019 Financial Results

Fourth Quarter and Fiscal Year 2019 Revenue and Adjusted EBITDA Reported In Line with Guidance

Declares Quarterly Cash Dividend

Nassau, Bahamas, February 26, 2020 – OneSpaWorld Holdings Limited (NASDAQ: OSW) (“OneSpaWorld,” or the “Company”), the pre-eminent global provider of health and wellness services and products on-board cruise ships and in destination resorts around the world, today announced its financial results for its fourth quarter and fiscal year ended December 31, 2019.

Fiscal Year 2019 Accomplishments:

•	Successfully completed the Business Combination and entered the public markets trading as OSW on the Nasdaq market, on March 19, 2019;

•	Grew market share in the operations of Health and Wellness at sea;

o	Extended agreements with Norwegian Cruise Line, P&O Cruises, Saga Cruises, Windstar Cruises and Crystal Cruises;

o	Commenced services on, Costa Venezia, Spectrum of the Seas, Sky Princess, Norwegian Encore, Carnival Panorama and Costa Smeralda;

o	Named Oceania Cruises and Regent Seven Seas Cruises official partners to operate spa and wellness centers on their entire fleet;

o	Named Virgin Voyages official partner to operate spa and wellness centers on their first-ever cruise offering; and

o	Named Celebrity Cruises official partner to operate spa and wellness centers on their entire fleet, increasing the Celebrity vessels operated on in 2020 by nine.

•	Increased average weekly revenue per ship and average weekly revenue per ship board staff per day for the fourth quarter and fiscal year;

•	Adopted a cash dividend program with an initial quarterly cash dividend payment of $0.04 per common share; and

•

Entered fiscal 2020 with the highest market share, highest vessel count and largest vessel additions in the Company’s history; strong free cash flow; and a robust operating platform to continue the Company’s successful expansion.

Leonard Fluxman, Executive Chairman of OneSpaWorld, commented, “We had a solid finish to the year, reporting fourth quarter revenue and adjusted EBITDA in line with our guidance. Overall, 2019 was a milestone year for our Company as we successfully entered the public markets, grew sales and after-tax free cash flow conversion, as well as initiated our first-ever dividend. We delivered all of this, while making significant progress on our strategy that capitalizes on our robust operating platform to grow OneSpaWorld’s market share at sea. Indeed, the year saw many accomplishments towards this goal; we added four new contracts for spas at sea, five contract renewals and entered fiscal 2020 with the highest market share and vessel count in our history. We are especially pleased to achieve this growth despite absorbing increased public company costs and an unprecedented number of ships temporarily taken out-of-service. I would like to thank our entire global team for their dedication, commitment and contributions to the year.”

Fourth Quarter 2019 Highlights:

•	Total revenues increased 4% to $139.4 million, compared to $133.9 million in the fourth quarter of fiscal 2018;

•	Adjusted net income per diluted share totaled $0.09 on 75.1 million diluted shares outstanding;

•	Adjusted EBITDA was $12.5 million; and

•	Unlevered after-tax free cash flow was $11.5 million.

Fiscal Year 2019 Highlights:

•	Total revenues increased 4% to $562.2 million compared to $540.8 million in the prior year;

•	Adjusted net income per diluted share totaled $0.44 on 74.0 million diluted shares outstanding;

•	Adjusted EBITDA totaled $58.2 million, a 4% increase from 2018 adjusted EBITDA of $55.8 million, including comparable public company costs; and

•	Unlevered after-tax free cash flow increased 2% to $54.1 million compared to $52.9 million in the prior year.

Following Year end:

•	Commenced operations in January 2020 as the exclusive health and wellness provider for Oceania Cruises and Regent Seven Seas Cruises; and

•	The Board declared a quarterly dividend of $0.04 per share payable to shareholders of record as of the close of business on April 10, 2020, payable on May 29, 2020.

The Company’s results are reported in this press release on a GAAP basis and on an as adjusted non-GAAP basis. A reconciliation of GAAP to non-GAAP financial information is provided at the end of this press release. This press release also refers to Adjusted EBITDA and Adjusted Net Income (non-GAAP financial measures), terms for which the definition and reconciliation are presented below.

Fourth Quarter Ended December 31, 2019 Compared to December 31, 2018

Total revenues increased 4%, or $5.6 million, to $139.4 million compared with $133.9 million during the fourth quarter of fiscal 2018. The increase was driven primarily by (i) seven incremental net new shipboard health and wellness centers added to the fleet of cruise line partners; (ii) a continued trend towards larger and enhanced shipboard health and wellness centers; and (iii) increasing collaboration with cruise line partners. The split of revenue growth between service and product revenues was as follows:

•	Service revenues increased 5%, to $107.2 million.

•	Product revenues increased 1% to $32.2 million.

Cost of services increased $5.2 million, or 6%, compared to the fourth quarter of fiscal 2018. The increase was primarily attributable to the increase in service revenues and the non-cash impact of purchase accounting adjustments related to the fair value adjustment of fixed assets in connection with the Business Combination.

Cost of products increased $2.1 million, or 8%, compared to the fourth quarter of fiscal 2018. The increase was primarily attributable to the non-cash impact of purchase price accounting adjustments related to the inventory fair value adjustment in connection with the Business Combination.

Administrative expenses increased $1.6 million to $4.0 million, compared to $2.4 million in the fourth quarter of fiscal 2018, driven primarily by expenses incurred in connection with the Business Combination and costs associated to support the Company’s operations as a new publicly traded company.

Salary and payroll taxes decreased $0.2 million to $3.9 million, compared to $4.1 million in the fourth quarter of fiscal 2018, as lower incentive compensation expense offset increased headcount to support the Company’s operations as a new publicly traded company.

Amortization of intangible assets increased $3.2 million to $4.1 million, compared to $0.9 million in the fourth quarter of fiscal 2018, primarily due to the impact of acquired intangible assets in connection with the Business Combination.

Other income (expense), net decreased $5.0 million to an expense of $3.8 million, compared to an expense of $8.8 million in the fourth quarter of fiscal 2018, primarily due to lower interest expense related to the new debt financing in connection with the Business Combination compared to the amount and cost of debt outstanding in the fourth quarter of fiscal 2018 prior to the Business Combination.

(Benefit) Provision for income taxes was a benefit of ($0.2) million for the fourth quarter of fiscal 2019 compared to a provision of $0.3 million for the fourth quarter of fiscal 2018.

Net income attributable to OneSpaWorld was $1.0 million in the fourth quarter of fiscal 2019 compared to net income of $1.8 million in the fourth quarter of fiscal 2018.

Fiscal Year Ended December 31, 2019 Compared to December 31, 2018

Total revenues increased 4%, or $21.4 million, to $562.2 million compared with $540.8 million last year. The increase was driven primarily by (i) net seven incremental new shipboard health and wellness centers added to the fleet of cruise line partners; (ii) a continued trend towards larger and enhanced shipboard health and wellness centers; and (iii) increasing collaboration with cruise line partners. This growth was partially offset by the negative impacts of an unprecedented number of ships temporarily taken out-of-service. The split of revenue growth between service and product revenues was as follows:

•	Service revenues increased 5%, to $431.1 million.

•	Product revenues increased 1%, to $131.2 million.

Cost of services increased $15.7 million, or 4%, compared to last year. The increase was primarily attributable to the increase in service revenues and the non-cash impact of purchase accounting adjustments related to the fair value adjustment of fixed assets in connection with the Business Combination.

Cost of products increased $3.3 million, or 3%, compared to last year. The increase was primarily attributable to higher product revenues and the non-cash impact of purchase price accounting adjustments related to the inventory fair value adjustment in connection with the Business Combination.

Administrative expenses increased $8.8 million to $18.8 million, compared to $9.9 million last year, driven primarily by expenses incurred in connection with the Business Combination and costs associated to support the Company’s operations as a new publicly traded company.

Salary and payroll taxes increased $46.1 million to $61.7 million, compared to $15.6 million last year. 2019 includes stock-based compensation of $20.4 million related to stock options that fully vested upon grant to certain directors and executives and change in control payments of $26.6 million.

Amortization of intangible assets increased $10.4 million to $13.9 million, compared to $3.5 million last year, primarily due to the impact of acquired intangible assets in connection with the Business Combination.

Other income (expense), net decreased $10.8 million to an expense of $22.9 million, compared to an expense of $33.7 million in the prior year, primarily due to lower interest expense related to the new debt financing in connection with the Business Combination compared to the amount and cost of debt outstanding last year prior to the Business Combination.

(Benefit) Provision for income taxes was ($0.0) million for fiscal 2019 compared to $1.1 million in the prior year.

Net income (loss) attributable to OneSpaWorld was ($41.2) million in fiscal 2019 compared to net income of $9.9 million in the prior year.

Balance Sheet and Cash Flow Highlights

•	Cash at the end of fiscal 2019 was $14 million.

•	Total debt, net of deferred financing costs at the end of fiscal 2019 was $221 million.

•	Unlevered After-Tax Free Cash Flow for fiscal 2019 was $54.1 million.

Leonard Fluxman stated further: “As we begin fiscal 2020, we remain excited about the opportunities to continue our successful expansion. Our priorities are focused on delivering innovative treatments, products and services to consumers through our health and wellness facilities at sea and at our destination resort spas on land. In addition to growing revenues through new ship introductions, the year will include several firsts, such as new recovery treatments, exclusive fitness programs and expansion in the availability of medi-spa services, which we expect to drive onboard revenue. Overall, we remain confident in our ability to continue to capitalize on the strength of our operating platform and advantageous business model to drive strong growth for the benefit of OneSpaWorld stakeholders.”

“The outbreak of the coronavirus continues to dominate the headlines and we are closely monitoring the situation to first and foremost ensure the safety of our employees as well as plan for business continuity. Currently, there are no suspected or confirmed coronavirus cases for any OneSpaWorld employee. The guidance that we are providing includes only the known impact in the first quarter. However, the situation remains fluid and continues to evolve, and therefore we are unable to determine the full impact on guidance to fiscal year 2020 beyond the first quarter, Mr. Fluxman concluded.”

The coronavirus has also negatively impacted and increased the volatility of the Company’s stock price, and therefore the underlying trading value of the Company’s warrants. While significant progress had been made on the Company’s warrant retirement plan, the Company’s Board of Directors determined it was prudent to put this plan temporarily on hold.

Q1 2020 and Fiscal Year 2020 Guidance

The Company noted that it has included the known impact of the coronavirus in its first quarter fiscal 2020 guidance. Given that there are still too many variables and uncertainties to reasonably forecast fiscal 2020, the Company is not able to determine the impact on guidance for the full fiscal year beyond the first quarter.

The Company indicated that the known impact on its business operations in Q1 2020 stemming from the coronavirus includes 141 cancelled and modified itineraries, lower resort revenue associated with its land-based destination resort spas across Asia and associated expenses. Combined these measures have an estimated negative impact on the Company’s Q1 2020 revenue of approximately $5.0 million and adjusted EBITDA of approximately $2.0 million.

	Fiscal 2020 Outlook	Q1 2020 Outlook
Total Revenues	$620-630 million	$142-147 million
Adjusted Net Income	$31-36 million	$5-7 million
Adjusted Net Income Per Diluted Share	$0.43-0.48	$0.07-0.10
Diluted Shares Outstanding	75.1 million	75.1 million
GAAP Earnings Per Share	$0.18-0.23	$0.00-0.03
GAAP Basic Share Count	61.1 million	61.1 million
Adjusted EBITDA	$58-64 million	$11-13 million
Capital Expenditures	$5-10 million	$1-3 million

Conference Call Details

A conference call to discuss the fourth quarter and fiscal year 2019 financial results is scheduled for Wednesday February 26, 2020, at 10:00 a.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial 855-327-6837 (international callers please dial 631-891-4304) and provide the passcode 10008632 approximately 10 minutes prior to the start of the call. A live audio webcast of the conference call will be available online at https://onespaworld.com/investor-relations by dialing 844-512-2921 (international callers please dial 412-317-6671) and entering the passcode 10008632. The conference call replay will be available from 1:00 p.m. Eastern Time on Wednesday, February 26, 2020 until 12:00 p.m. Eastern Time on Wednesday March 4, 2020. The Webcast replay will remain available for 90 days.

About OneSpaWorld

Headquartered in Nassau, Bahamas, OneSpaWorld is one of the largest health and wellness services companies in the world. OneSpaWorld’s distinguished spas offer guests a comprehensive suite of premium health, wellness, fitness and beauty services, treatments, and products currently onboard 176 cruise ships and at 69 destination resorts around the world. OneSpaWorld holds the leading market position within the fast-growing international leisure market and has been built upon its exceptional service standards, expansive global recruitment, training and logistics platforms, and a history of service and product innovation that has enhanced its guests’ personal care experiences while vacationing for over 50 years.

On March 19, 2019, OneSpaWorld completed a series of mergers pursuant to which OSW Predecessor (“OSW”), comprised of direct and indirect subsidiaries of Steiner Leisure Ltd. (“Steiner”), and Haymaker Acquisition Corp. (“Haymaker”), a special purpose acquisition company, each became indirect wholly owned subsidiaries of OneSpaWorld (the “Business Combination”). Haymaker is the acquirer and OSW Predecessor the predecessor, whose historical results have become the historical results of OneSpaWorld. The operating results presented for the current quarter and year-to-date period reflect the operating results of all the businesses acquired in the Business Combination.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The expectations, estimates, and projections of the Company may differ from its actual results and consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” or the negative or other variations thereof and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, expectations with respect to future performance of the Company, including projected financial information (which is not audited or reviewed by the Company’s auditors), and the future plans, operations and opportunities for the Company and other statements that are not historical facts. These statements are based on the current expectations of the Company’s management and are not predictions of actual performance. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Factors that may cause such differences include, but are not limited to: the demand for the Company’s services together with the possibility that the Company may be adversely affected by other economic, business, and/or competitive factors or changes in the business environment in which the Company operates; changes in consumer preferences or the market for the Company’s services; changes in applicable laws or regulations; the availability or competition for opportunities for expansion of the Company’s business; difficulties of managing growth profitably; the loss of one or more members of the Company’s management team; loss of a major customer and other risks and uncertainties included from time to time in the Company’s reports (including all amendments to those reports) filed with the U.S. Securities and Exchange Commission. The Company cautions that the foregoing list of factors is not exclusive. You should not place undue reliance upon any forward-looking statements, which speak only as of the date made. The Company does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions, or circumstances on which any such statement is based, except as required by law. These forward-looking statements should not be relied upon as representing the Company’s assessments as of any date subsequent to the date of this communication.

Non-GAAP Financial Measures

We refer to certain financial measures that are not recognized under U.S. generally accepted accounting principles (“GAAP”). Please see “Note Regarding Non-GAAP Financial Information” and “Reconciliation of GAAP to Non-GAAP Financial Information” below for additional information and a reconciliation of the non-GAAP financial measures to the most comparable GAAP financial measures.

ONESPAWORLD HOLDINGS LIMITED AND SUBSIDIARIES

CONDENSED CONSOLIDATED AND COMBINED STATEMENTS OF OPERATIONS

(UNAUDITED)

(in thousands, except per share data)

	Three Months Ended December 31,				Year Ended December 31,
			$	%				$	%
	2019	2018	Inc/(Dec)	Inc/(Dec)	2019 (1)		2018	Inc/(Dec)	Inc/(Dec)
REVENUES:
Service revenues	$107,231	$101,923	$5,308	5%	$431,073		$410,927	$20,146	5%
Product revenues	32,205	31,946	259	1%	131,160		129,851	1,309	1%

Total revenues	139,436	133,869	5,567	4%	562,233		540,778	21,455	4%

COST OF REVENUES AND OPERATING EXPENSES:
Cost of services	94,050	88,845	5,205	6%	368,113		352,382	15,731	4%
Cost of products	27,992	25,871	2,121	8%	114,123		110,793	3,330	3%
Administrative	3,998	2,439	1,559	64%	18,752		9,937	8,815	89%
Salary and payroll taxes	3,885	4,115	(230)	(6)%	61,649		15,624	46,025	295%
Amortization of intangible assets	4,061	881	3,180	361%	13,929		3,521	10,408	296%

Total cost of revenues and operating expenses	133,986	122,151	11,835	10%	576,566		492,257	84,309	17%

Income (loss) from operations	5,450	11,718	(6,268)	(53)%	(14,333)		48,521	(62,854)	(130)%

OTHER INCOME (EXPENSE), NET:
Interest expense	(3,760)	(8,958)	5,198	(58)%	(19,510)		(34,099)	14,589	(43)%
Loss on extinguishment of debt	—	—	—	—	(3,413)		—	(3,413)	—
Interest income	8	0	8	0%	43		238	(195)	(82)%
Other income (expense)	—	201	(201)	(100)%	—		171	(171)	(100)%

Total other income (expense), net	(3,752)	(8,757)	5,005	(57)%	(22,880)		(33,690)	10,810	(32)%

Income (loss) before provision for income taxes	1,698	2,961	(1,263)	(43)%	(37,213)		14,831	(52,044)	(351)%
(BENEFIT) PROVISION FOR INCOME TAXES	(231)	286	(517)	(181)%	(11)		1,088	(1,099)	(101)%

Net income (loss)	1,929	2,675	(746)	(28)%	(37,202)		13,743	(50,945)	(371)%
Net income attributable to noncontrolling interest	972	840	132	16%	4,012		3,857	155	4%

Net income (loss) attributable to OneSpaWorld	$957	$1,835	$(878)	(48)%	$(41,214)		$9,886	$(51,100)	(517)%

Net income (loss) attributable to OneSpaWorld per share:
Basic	$0.02				$(0.26	)(2)
Diluted	$0.01				$(0.26	)(2)
Weighted average shares outstanding:
Basic	61,118				61,118
Diluted	75,115				61,118

1)

The presentation of the results of operations for fiscal year ended December 31, 2019 represents the sum of the results of operations for the predecessor period from January 1, 2019 to March 19, 2019 prior to the Business Combination and successor period to the Business Combination from March 20, 2019 to December 31, 2019. The Company believes this non-GAAP presentation of its results of operations for year-to-date fiscal year 2019 provides more comparability to the same period of fiscal 2018.

2)

The calculation of net loss per share for year-to-date December 31, 2019 excludes the net loss of ($25,459) for the predecessor period from January 1, 2019 to March 19, 2019 prior to the Business Combination. The Company believes this presentation of diluted loss per share provides more comparability for the current and year-to-date successor periods to the Business Combination.

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Selected Statistics
Period End Ship Count	170	163	170	163
Average Ship Count (1)	159	160	160	157
Average Weekly Revenue Per Ship	$60,965	$58,636	$61,561	$60,421
Average Revenue Per Shipboard Staff Per Day	$461	$453	$475	$474
Period End Resort Count	69	67	69	67
Average Resort Count (2)	68	67	69	62
Average Weekly Revenue Per Resort	$11,784	$13,197	$12,128	$13,927
Capital Expenditures (in thousands)	$1,000	$735	$3,887	$4,983

	Forecasted
	Q1 2020	FY 2020
Period End Ship Count	176	191
Average Ship Count (1)	163	175
Period End Resort Count	68	69
Average Resort Count (2)	68	68

(1)

Average Ship Count reflects the fact that during the period ships were in and out of service and is calculated by adding the total number of days that each of the ships generated revenue during the period, divided by the number of calendar days during the period.

(2)

Average Resort Count reflects the fact that during the period destination resort health and wellness centers were in and out of service and is calculated by adding the total number of days that each destination resort health and wellness center generated revenue during the period, divided by the number of calendar days during the period.

Note Regarding Non-GAAP Financial Information

This press release includes financial measures that are not calculated in accordance with GAAP, including Adjusted Net Income, Adjusted Net Income Per Diluted Share, Adjusted EBITDA and Unlevered After-Tax Free Cash Flow.

We define Adjusted Net Income as net (loss) income, adjusted for non-controlling interest and the impact of certain other items, including normalized interest expense, related party adjustments, increase in depreciation and amortization expense resulting from the Business Combination, non-cash stock-based compensation, normalized tax expense, non-cash prepaid expenses and non-recurring expenses incurred in connection with the Business Combination. Adjusted Net Income Per Diluted Share is defined as Adjusted Net Income divided by the weighted average diluted shares outstanding during the period, as if such shares had been outstanding during the entire three-month and twelve-month periods ended December 31, 2019.

We define Adjusted EBITDA as income (loss) from continuing operations before interest expense, provision (benefit) for income taxes, depreciation and amortization and non-controlling interest, adjusted for the impact of certain other items, including non-cash stock-based compensation expense, non-cash prepaid expenses, related party adjustments, and non-recurring expenses incurred in connection with the Business Combination. All of these other items are reported in administrative expenses in the condensed consolidated and combined statements of operations.

We define Unlevered After-Tax Free Cash Flow as Adjusted EBITDA minus capital expenditures and cash taxes paid.

We believe that these non-GAAP measures, when reviewed in conjunction with GAAP financial measures, and not in isolation or as substitutes for analysis of our results of operations under GAAP, are useful to investors as they are widely used measures of performance and the adjustments we make to these non-GAAP measures provide investors further insight into our profitability and additional perspectives in comparing our performance to other companies and in comparing our performance over time on a consistent basis. Adjusted Net Income, Adjusted Net Income Per Diluted Share, Adjusted EBITDA and Unlevered After-Tax Free Cash Flow have limitations as profitability measures in that they do not include total amounts for interest expense on our debt and provision for income taxes, and the effect of our expenditures for capital assets and certain intangible assets. In addition, all of these non-GAAP measures have limitations as profitability measures in that they do not include the effect of non-cash stock-based compensation expense and the impact of certain expenses related to items that are settled in cash. Because of these limitations, the Company relies primarily on its GAAP results.

In the future, we may incur expenses similar to those for which adjustments are made in calculating Adjusted EBITDA. Our presentation of Adjusted EBITDA should not be construed as a basis to infer that our future results will be unaffected by extraordinary, unusual or non-recurring items.

Reconciliation of GAAP to Non-GAAP Financial Information

The following table reconciles Net Income (Loss) to Adjusted Net Income attributable to OneSpaWorld for the fourth quarter and year-to-date periods ended December 31, 2019 and 2018 and Adjusted Net Income attributable to OneSpaWorld Per Diluted Share for the fourth quarter and year-to-date periods ended December 31, 2019 (amounts in thousands, except per share amounts):

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019 (h)	2018
Net Income (Loss)	$1,929	$2,675	(37,202)	$13,743
Non-controlling Interest (a)	(972)	(840)	(4,012)	(3,857)
Interest Expense (b)	—	5,198	2,947	17,535
Loss on Extinguishment of Debt	—	—	3,413	—
Related Party Adjustments (c)	—	2,455	538	2,860
Depreciation and Amortization (d)	3,761	—	12,328	—
Change in Control Payments (e)	—	—	26,284	—
Stock-Based Compensation	265	—	20,761	—
Business Combination Costs (f)	1,559	—	7,161	—
Addback for Non-Cash Prepaid Expenses (g)	—	234	276	1,016

Adjusted Net Income attributable to OneSpaWorld	$6,542	$9,722	$32,494	$31,297

Adjusted Net Income attributable to OneSpaWorld Per Diluted Share	$0.09		$0.44

Diluted Weighted Average Shares Outstanding	75,115		74,001

The following table reconciles Net Income (Loss) to Adjusted EBITDA and Unlevered After-Tax Free Cash Flow for the fourth quarter and year-to-date periods ended December 31, 2019 and 2018 (amounts in thousands):

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019 (h)	2018
Net Income (Loss)	$1,929	$2,675	(37,202)	$13,743
Provision for Income Taxes	(231)	286	(11)	1,088
Interest Income	(8)	0	(43)	(238)
Other Expense	—	(201)	—	(171)
Non-controlling Interest (a)	(972)	(840)	(4,012)	(3,857)
Interest Expense	3,760	8,958	19,510	34,099
Loss on Extinguishment of Debt	—	—	3,413	—
Related Party Adjustments (c)	—	2,455	538	2,860
Depreciation and Amortization	6,239	1,631	21,553	10,055
Change in Control Payments (e)	—	—	26,284	—
Stock-based Compensation	265	—	20,761	—
Business Combination Costs (f)	1,559	—	7,161	—
Addback for Non-Cash Prepaid Expenses (g)	—	234	276	1,016
Non-GAAP Management Adjustments (i)	—	—	—	27

Adjusted EBITDA	$12,541	$15,198	$58,228	$58,622

Capital Expenditures	(1,000)	(735)	(3,887)	(4,983)
Cash Taxes	—	(426)	(244)	(726)

Unlevered After-Tax Free Cash Flow	$11,541	$14,037	$54,097	$52,913

The following table reconciles expected Net Income Per Diluted Share of $0.00 to $0.03 to expected Adjusted Net Income Per Diluted Share of $0.07 to $0.10 for Q1 2020:

Net Income Per Diluted Share	$0.00 - $0.03

Depreciation and Amortization (d)	0.05
Business Combination Costs (f)	0.01
Stock-based Compensation	0.01
Adjusted Net Income Per Diluted Share	$0.07 - $0.10

The following table reconciles expected Net Income Per Diluted Share of $0.18 to $0.23 to expected Adjusted Net Income Per Diluted Share of $0.43 to $0.48 for fiscal year 2020:

Net Income Per Diluted Share	$0.18 - $0.23

Depreciation and Amortization (d)	0.20
Business Combination Costs (f)	0.01
Stock-based Compensation	0.04
Adjusted Net Income Per Diluted Share	$0.43 - $0.48

a)	Non-controlling Interest refers to net income attributable to a non-controlling interest in a consolidated subsidiary of OneSpaWorld.
b)

Interest Expense refers to addback to adjust interest expense as if only the new debt financing resulting from the Business Combination was outstanding as of the beginning of the first quarter of fiscal 2018.

c)	Related Party Adjustments refers to adjustments to reflect the impact of agreements with related parties, primarily OSW Predecessor supply agreements with a wholly-owned subsidiary of Steiner Leisure.
d)	Depreciation and Amortization refers to addback of purchase price adjustments to tangible and intangible assets resulting from the Business Combination.
e)	Change in Control Payments relates to amounts paid to OSW Predecessor executives upon consummation of the Business Combination.
f)	Business Combination Costs refers primarily to legal and advisory fees incurred by OneSpaWorld in connection with the Business Combination.
g)	Addback for Non-Cash Prepaid Expenses refers to non-cash expenses incurred in connection with certain contracts.
h)

The presentation of the results of operations for the fiscal year 2019 represents the sum of the results of operations for the predecessor period from January 1, 2019 to March 19, 2019 prior to the Business Combination and successor period to the Business Combination from March 20, 2019 to December 31, 2019. The Company believes this non-GAAP presentation of its results of operations for year-to-date fiscal year 2019 provides more comparability to the same period of fiscal 2018.

i)	Non-GAAP Management Adjustments refers to adjustments for certain one-time income or expenses and reflects timing discrepancies for certain cash income or expense items.

Contact:

ICR:

Investors:

Allison Malkin, 203-682-8225

allison.malkin@icrinc.com

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